FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

UNITED STATES CELLULAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9712	62-1147325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois		60631
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

This Current Report on Form 8-K of United States Cellular Corporation (“U.S. Cellular”) is being filed in connection with a restatement of U.S. Cellular’s Bylaws effective August 19, 2014 (the “Restated Bylaws”).

Restated Bylaws

Among other things, the Restated Bylaws make the following changes:

•         Section 1.2 relating to special meetings of shareholders consolidates into one section the provisions addressing who can call a special meeting, what business can be conducted at a special meeting and what action a shareholder is required to take to propose business and nominate directors.  Additional provisions have been added to establish certain timing requirements and procedural rules.

•         Sections 1.4 and 1.5 clarify the quorum and voting requirements, particularly with respect to voting by classes or groups.

•         Sections 1.6, 1.7, 1.9, 1.10, 2.9, 2.19, 3.3 and 3.4 are new sections that address procedural matters under Delaware law.

•         Section 1.12 relating to the ability of a shareholder to introduce business at an annual meeting of shareholders was revised and expanded from the current version of the similar provision. The changes require a shareholder making a proposal to provide more information about itself, related persons and any persons acting in concert with such shareholder and any arrangements among the foregoing.

•         Section 1.13 relating to the ability of a shareholder to nominate directors at an annual meeting of shareholders was revised and expanded from the current version of the similar provision. The changes require a shareholder nominating a director to provide more information about the proposed nominee(s) and about itself, related persons and any persons acting in concert with such shareholder.

•         Section 1.14 was added to specify the information required pursuant to Sections 1.2 and 1.13.

•         Section 1.15(a) was added to adopt qualification requirements for all director candidates, as follows:

-                    Such candidate is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the Board of Directors with the advice of counsel.

-                    Such candidate is not or will not become affiliated with, employed by or a representative of, or has or will acquire a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the Restated Bylaws), as determined by the Board of Directors.

-                    As determined by the Board of Directors with the advice of counsel, (i) such candidate’s election as a director would not violate federal, state or foreign law or applicable stock exchange requirements, or (ii) such candidate has not been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

•         Section 1.15(b) was added to provide a mechanism to confirm  that a candidate nominated by a shareholder satisfies the qualifications (as set forth in Section 1.15(a)) and to collect information necessary for a proxy statement with respect to such person.

•         Section 1.16 was added requiring any shareholder submitting a proposal or nominating a director (and related persons and persons acting in concert with such shareholder) to provide information about any derivatives and similar instruments that such shareholder and other persons hold with respect to any U.S. Cellular securities, including short interests, vote buying or selling interests and all other derivative interests such as swaps, options or similar rights.

•         Section 1.17 was added to provide certain definitions and interpretive matters relating to the foregoing.

•         Section 2.3 was expanded to address resignations of directors, and provides that removal of directors may be effected only as provided in the U.S. Cellular Charter or Delaware law.

•         Section 2.7 provides that special meetings of the Board of Directors could be called on four hours notice.  (The prior Bylaws required 2 days notice.)

•         Several sections were revised to expressly provide for and permit electronic delivery to shareholders and directors, electronic consents/voting by directors and electronic voting and proxies by shareholders, and eliminates outdated references to telegram, telex, etc.

•         Article XII was added which includes provisions that would be operative and permit Board action in the event of an emergency, defined to include only events of extraordinary magnitude, as permitted by Delaware law.

In addition, certain other changes were made to the Bylaws. The foregoing brief description is qualified by reference to the copy of the amended Bylaws attached hereto as Exhibit 3.1, which are incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:	August 22, 2014

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President – Finance,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

3.1	Restated Bylaws